Exhibit 99.1

September 17, 2008

Dear Fellow Shareholder,

The Board of Directors of First State Financial Corporation, the parent company of First State Bank, is always striving to maximize your investment value. Over the past three quarters we have taken a conservative approach, significantly increasing our loan loss reserve, which has lead to net income losses. Because the Bank is well capitalized, the decision was made to continue paying the dividend during those quarters. While the Bank remains well capitalized, the Board of Directors has determined that it is now in the best interest of the Corporation and its shareholders to suspend paying the dividend at this time.

We appreciate the confidence that you have shown by investing in First State Financial Corporation. We will make certain to keep you informed on our future progress.

Sincerely,

/s/ Neal W. Scaggs	/s/ John E. “Jed” Wilkinson
Neal W. Scaggs	John E. “Jed” Wilkinson
Chairman of the Board	President and CEO